                                                           EXHIBIT (a)(1)(ii)(B)

                       LETTER OF TRANSMITTAL INSTRUCTIONS

                        FOR ZAPATA STOCKHOLDERS WHO ARE

           TENDERING COMMON STOCK PURSUANT TO THE OFFER AND HAVE NOT

                  EXCHANGED THEIR COMMON STOCK PURSUANT TO THE

JANUARY 30, 2001 ONE-FOR-TEN REVERSE STOCK SPLIT, AND, IF APPLICABLE, THE MAY 3,
                               1994 ONE-FOR-FIVE

                              REVERSE STOCK SPLIT

                            PURPOSE OF TRANSMITTAL:

     The enclosed Letter of Transmittal is being provided to you if you wish to tender your shares of common stock of Zapata Corporation ("Zapata") pursuant to the Offer. If you received a PINK Letter of Transmittal, this means you have not yet exchanged your shares pursuant to the one-for-ten reverse stock split which took place on January 30, 2001, and, if your certificates were issued prior to May 3, 1994, the one-for-five reverse stock split which took place on that date.

     If you execute your PINK Letter of Transmittal and deliver it to the Depositary, it will serve to:

     - exchange your pre-split shares of Zapata common stock into post-split shares of Zapata common stock pursuant to the reverse stock splits which have occurred while you have held the shares being tendered by you, AND

     - tender the new post-split shares of Zapata common stock you indicate on your PINK Letter of Transmittal pursuant to the Offer.

In order to do the foregoing, if you hold more than one certificate that was issued prior to January 30, 2001, you must surrender to the Depositary with the executed PINK Letter of Transmittal all such certificates registered in your name.

     Upon receipt of your properly completed and executed PINK Letter of Transmittal, the Depositary will accept the old certificate(s) for exchange into the new post-split shares of Zapata common stock. Once the Depositary completes the reverse split exchange, the new post-split shares which you have indicated on the PINK Letter of Transmittal you wish to tender, will be held in book entry at the Depositary until the Offer expires. Shortly following expiration of the Offer, those shares held in book entry at the Depositary will be tendered in accordance with the Offer. A certificate will be mailed to you following the Offer for any post-split shares you did not tender in the Offer, as indicated by you on the PINK Letter of Transmittal. This certificate will have the current CUSIP number and represent the appropriate number of post-split shares in accordance with the applicable exchange ratio(s) for the reverse stock splits that occurred while you held the non-tendered shares.

     When completing the "Description of Shares Tendered" box, indicate the shares you wish to tender on a PRE-SPLIT BASIS, and the Depositary will adjust for the reverse stock split accordingly. When submitting the PINK Letter of Transmittal, you need only provide a certificate(s) for those shares indicated as being tendered by delivery of a certificate(s).

                       CALCULATION OF YOUR SHARE BALANCE

     If you would like to calculate your share balance you should do the following:

     - Holders of certificates representing shares issued prior to May 3, 1994 that have not been exchanged for new certificates should divide the number of shares represented by that certificate by five and round this split adjusted share number up to the next whole number. This number should then be divided by 10 with the result rounded up to the next whole share. For example, a holder of a certificate issued prior to May 3, 1994, which represents 127 shares would first divide 127 by 5. The result (25.4) would be rounded to 26, which would then be divided by 10. This result (2.6) would be rounded to 3, which would be your split adjusted share balance for unexchanged certificates.

     - Holders of certificates representing shares issued after May 3, 1994, but prior to January 30, 2001 that have not been exchanged for new certificates should divide the number of shares represented by that certificate by ten and round this split adjusted share number up to the next whole number. For example, a holder of a certificate representing 101 shares issued subsequent to May 3, 1994 and prior to January 30, 2001 would divide 101 by 10. This result (10.1) would be rounded to 11 which would represent your split adjusted shares balance for your unexchanged shares.

                    USE THE PINK LETTER OF TRANSMITTAL ONLY
                       IF YOU WISH TO TENDER YOUR SHARES.

     Do not use the PINK letter of transmittal if you intend to solely exchange your shares for either of the previous reverse stock splits. The PINK letter of transmittal for the sole purpose of exchanging your shares pursuant to the January 30, 2001 one-for-ten reverse stock split and, if applicable, the May 3, 1994 reverse stock split. If you require a letter of transmittal for the exchange of shares, please call the Depositary at (800) 937-5449.

                                        2